News Release

Newell Brands Announces Fourth Quarter and Full Year 2021 Results
Q4 Net Sales Growth 4.3%; Core Sales Growth 5.8%
Q4 Diluted EPS $0.22; Normalized Diluted EPS $0.42
Q4 Net Sales, Operating Profit and EPS Exceed Outlook
Provides Initial Outlook for Full Year 2022

ATLANTA, GA – February 11, 2022 – Newell Brands (NASDAQ: NWL) today announced its fourth quarter and full year 2021 financial results.

"We achieved an important milestone in 2021, as we returned the company to core sales growth, with strong results across each business unit and geographic region,” said Ravi Saligram, Newell Brands President and CEO. “I am proud of the way our team has navigated through a difficult operating and inflationary backdrop, delivering more than 12 percent growth in both core sales and normalized operating income, with further improvement on complexity reduction, productivity, cash conversion cycle and a robust innovation pipeline. As we look to 2022, we will continue to act with speed and agility to address external headwinds, with a laser focus on gross margins, and execute on our strategic objective to drive sustainable and profitable growth, while building competitive advantage and serving as a force for good. I continue to believe that Newell's best days are ahead of us and that our focused and deliberate actions will drive strong shareholder returns.”

Chris Peterson, Chief Financial Officer and President, Business Operations, said, “In the fourth quarter, we delivered core sales growth of 5.8 percent, building on the strong momentum of the prior five quarters. Effective cost management, decisive actions to mitigate the impact of inflation, and stronger top line drove upside to our expectations on operating profit. We strengthened the balance sheet, exiting 2021 with a 3.0x leverage ratio, and reduced the cash conversion cycle, even as we decided to strategically build inventories. We expect 2022 to mark another year of progress, despite a challenging operating environment. For 2022, we forecast core sales growth of flat to 2 percent, normalized operating margin expansion of 50 to 80 basis points, and normalized diluted EPS of $1.85 to $1.93.”
Fourth Quarter 2021 Executive Summary

–Net sales were $2.8 billion, an increase of 4.3 percent compared with the prior year period, during which the company experienced elevated demand across many of its categories.

–Core sales grew 5.8 percent compared with the prior year period. Six of eight business units and every major region increased core sales compared with the prior year period.

–Reported operating margin was 6.0 percent compared with 9.2 percent in the prior year period, largely reflecting the headwinds from significant inflation, as well as non-cash impairment charges, which more than offset benefits from lower overhead costs, FUEL productivity savings, and pricing. Normalized operating margin was 9.9 percent compared with 11.4 percent in the prior year period.

–Reported diluted earnings per share were $0.22 compared with $0.30 per share in the prior year period, with the year over year change largely reflecting the decline in reported operating profit and a change in the tax provision due to a reduction in discrete tax benefits.

–Normalized diluted earnings per share were $0.42 compared with $0.56 per share in the prior year period.

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–Full year 2021 operating cash flow was $884 million compared with $1.4 billion in the prior year period, reflecting a working capital increase to support strong net sales growth, which more than offset the year over year improvement in operating income and cash conversion cycle.

–In November, the company redeemed the remaining $250 million of its 4.00 percent senior notes that were due June 2022.

–The company's leverage ratio improved to 3.0x at the end of 2021 from 3.5x at the end of 2020.

–The company initiated its full year 2022 outlook, with expected net sales of $9.93 billion to $10.13 billion and normalized earnings per share of $1.85 to $1.93.

Fourth Quarter 2021 Operating Results

Net sales were $2.8 billion, a 4.3 percent increase compared to the prior year period, as core sales growth of 5.8 percent was partially offset by the impact of unfavorable foreign exchange, as well as business and retail store exits. Net sales were 6.9 percent above the fourth quarter 2019 level.

Reported gross margin was 29.8 percent compared with 32.9 percent in the prior year period, as the significant headwind from inflation, particularly related to resin, sourced finished goods, transportation and labor, more than offset the benefits from FUEL productivity savings and pricing. Normalized gross margin was 30.1 percent compared with 32.9 percent in the prior year period.

Reported operating income was $168 million compared with $248 million in the prior year period. Reported operating margin was 6.0 percent compared to 9.2 percent in the prior year period, largely reflecting the headwinds from significant inflation, as well as non-cash impairment charges, which more than offset benefits from lower overhead costs, FUEL productivity savings, and pricing. Normalized operating income was $279 million, or 9.9 percent of sales, compared with $307 million or 11.4 percent of sales, in the prior year period.

Interest expense was $59 million compared with $69 million in the prior year period, reflecting a reduction in the company's debt balance.

The company reported a tax provision of $13 million compared with a tax benefit of $26 million in the prior year period, reflecting a reduction in discrete tax benefits. Normalized tax expense was $38 million compared with a tax benefit of $6 million in the prior year period.
The company reported net income of $96 million, or $0.22 diluted earnings per share, compared with net income of $127 million, or $0.30 diluted earnings per share, in the prior year period. The year over year change largely reflects the decline in reported operating profit and a change in the tax provision due to a reduction in discrete tax benefits.

Normalized net income was $180 million, or $0.42 normalized diluted earnings per share, compared with $238 million, or $0.56 normalized diluted earnings per share, in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the tables attached to this release.

Balance Sheet and Cash Flow

During full year 2021, the company generated operating cash flow of $884 million compared with $1.4 billion in the prior year, reflecting a working capital increase to support strong net sales growth, which more than offset the year over year improvement in operating income and cash conversion cycle.

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During the fourth quarter, the company redeemed the remaining $250 million of its 4.00 percent senior notes that were due June 2022. At the end of 2021, Newell Brands had cash and cash equivalents of $440 million and net debt outstanding of $4.4 billion, as compared to $4.6 billion at the end of the prior year. The company maintained a strong liquidity position, with approximately $2 billion in available short-term liquidity, including cash on hand. Newell Brands exited the year with a leverage ratio of 3.0x compared to 3.5x at the end of the prior year.

Leverage ratio is defined as the ratio of net debt to normalized EBITDA. An explanation of how the leverage ratio is calculated and a related reconciliation, as well as a reconciliation of reported results to normalized results, are included in the tables attached to this release.

Fourth Quarter 2021 Operating Segment Results

The Commercial Solutions segment generated net sales of $503 million compared with $498 million in the prior year period, reflecting core sales growth of 1.7 percent, partially offset by the impact of unfavorable foreign exchange; net sales exceeded the 2019 level. Core sales increased in both the Commercial and the Connected Home & Security business units. Reported operating income was $12 million, or 2.4 percent of sales, compared with $61 million, or 12.2 percent of sales, in the prior year period. Normalized operating income was $48 million, or 9.5 percent of sales, versus $66 million, or 13.3 percent of sales, in the prior year period.

The Home Appliances segment generated net sales of $541 million compared with $518 million in the prior year period, reflecting core sales growth of 5.6 percent, partially offset by the impact of unfavorable foreign exchange; net sales exceeded the 2019 level. Reported operating income was $35 million, or 6.5 percent of sales, compared with $36 million, or 6.9 percent of sales, in the prior year period. Normalized operating income was $41 million, or 7.6 percent of sales, versus $38 million, or 7.3 percent of sales, in the prior year period.

The Home Solutions segment generated net sales of $759 million compared with $754 million in the prior year period, primarily reflecting core sales growth of 3.2 percent, largely offset by the closure of 99 underperforming Yankee Candle retail locations during the year; net sales exceeded the 2019 level. Core sales growth in the Home Fragrance business unit more than offset a modest core sales decline in the Food business unit. Reported operating income was $124 million, or 16.3 percent of sales, compared with $147 million, or 19.5 percent of sales, in the prior year period. Normalized operating income was $133 million, or 17.5 percent of sales, versus $165 million, or 21.9 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $698 million compared with $670 million in the prior year period, reflecting core sales growth of 5.3 percent, partially offset by the effect of unfavorable foreign exchange; net sales were modestly below the 2019 level. Core sales growth in the Writing business unit more than offset a core sales decline in the Baby business unit. Reported operating income was $72 million, or 10.3 percent of sales, compared with $71 million, or 10.6 percent of sales, in the prior year period. Normalized operating income was $103 million, or 14.8 percent of sales, compared with $94 million, or 14.0 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $304 million compared with $249 million in the prior year period, reflecting core sales growth of 23.9 percent, partially offset by the effect of unfavorable foreign exchange; net sales exceeded the 2019 level. Reported operating loss was $1 million, or negative 0.3 percent of sales, compared with $9 million, or negative 3.6 percent of sales, in the prior year period. Normalized operating income was $8 million, or 2.6 percent of sales, compared with normalized operating loss of $5 million, or negative 2.0 percent of sales, in the prior year period.

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Full Year 2021 Operating Results

Net sales for the full year ended December 31, 2021 were $10.6 billion, an increase of 12.8 percent compared with $9.4 billion in the prior year, largely reflecting core sales growth of 12.5 percent. Net sales were 9.0 percent above the full year 2019 level, with growth across all five operating segments.

Reported gross margin was 31.1 percent compared with 32.8 percent in the prior year, as significant headwind from inflation, particularly related to resin, sourced finished goods, transportation and labor, more than offset the benefits from fixed cost leverage, FUEL productivity savings and pricing. Normalized gross margin was 31.4 percent compared with 32.9 percent in the prior year.

Reported operating income was $946 million, or 8.9 percent of sales, compared with operating loss of $634 million, or negative 6.8 percent of sales in the prior year, which reflected a significant non-cash impairment charge. Normalized operating income was $1.2 billion, or 11.0 percent of sales, compared with $1.0 billion, or 11.1 percent of sales, in the prior year.

Interest expense was $256 million compared with $274 million in the prior year, reflecting a reduction in outstanding debt.

The company reported a tax provision of $121 million compared with a tax benefit of $236 million in the prior year, reflecting a reduction in discrete tax benefits. Normalized tax provision was $138 million compared with a tax benefit of $10 million in the prior year.

Reported net income was $572 million compared with net loss of $770 million in the prior year. Reported diluted earnings per share were $1.34 compared with a reported diluted loss per share of $1.82 in the prior year. Normalized net income was $778 million compared with $760 million in the prior year. Normalized diluted earnings per share were $1.82 compared with $1.79 in the prior year.

Outlook for Full Year and First Quarter 2022

The company initiated its full year and first quarter outlook for 2022 as follows:

Full Year 2022 Outlook
Net Sales	$9.93 to $10.13 billion
Core Sales	Flat to 2% growth
Normalized Operating Margin	11.5% to 11.8%
Normalized EPS	$1.85 to $1.93

Q1 2022 Outlook
Net Sales	$2.25 to $2.30 billion
Core Sales	2% to 4% growth
Normalized Operating Margin	8.9% to 9.3%
Normalized EPS	$0.26 to $0.28

On February 7, the company announced that it has signed a definitive agreement to sell the Connected Home & Security (CH&S) business to Resideo Technologies, Inc., for gross proceeds of $593 million, subject to customary working capital and transaction adjustments. The company anticipates using the after-tax proceeds toward both debt paydown and share repurchase, with the goal of maintaining the company's current leverage ratio. The transaction is expected to be completed by the end of the first quarter of 2022, subject to customary closing conditions, including regulatory approval.
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The outlook for Q1 2022 includes the results of the CH&S business. The full year 2022 outlook assumes that the divestiture of CH&S will be completed at the very end of the first quarter. Net sales outlooks for both Q1 2022, as well as for the full year 2022, also account for the expected unfavorable foreign exchange movements, using current rates, as well as additional closures of Yankee Candle retail locations, and exits from low margin categories, primarily in the Outdoor & Recreation and Home Appliances segments. Core sales growth outlooks for both Q1 2022 and full year 2022 exclude the contribution from CH&S.

For full year 2022, the company expects to deliver operating cash flow in the range of $800 million to $850 million, including the impact of the loss of profits from the sale of the CH&S business, as well as one time cash taxes payable on this transaction.

The company has presented forward-looking statements regarding normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ fourth quarter and full year 2021 earnings conference call will be held today, February 11, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market and
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category exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2021 reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA," “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” tax benefits, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as pro forma normalized earnings before interest, tax depreciation, amortization and stock-based compensation expense. "Leverage ratio" is a liquidity measure calculated as the ratio of net debt (defined as total debt less cash and cash equivalents) to normalized EBITDA.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense. The company will also exclude one-time tax expenses related to a change in tax status of certain entities and the loss of GILTI tax credits as a result of utilizing the 50% IRC Section 163(j) limit resulting from the CARES Act to determine normalized income tax benefit.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, FoodSaver, Calphalon, Sistema, Sharpie, Paper Mate, Dymo, EXPO, Elmer’s, Yankee Candle, Graco, NUK, Rubbermaid Commercial Products, Spontex, Coleman, Campingaz, Contigo, Oster, Sunbeam and Mr. Coffee. Newell Brands' beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	VP, Corporate Communications, Events & Philanthropy
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

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Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the impact of the COVID-19 pandemic and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “are confident that,” "remain optimistic that," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to manage the demand, supply and operational challenges with the actual or perceived effects of the COVID-19 pandemic, including as a result of any additional variants of the virus or the efficacy and distribution of vaccines;
•our dependence on the strength of retail, commercial and industrial sectors of the economy in various countries around the world;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to obtain them in a timely manner;
•our ability to improve productivity, reduce complexity and streamline operations;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•our ability to consistently maintain effective internal control over financial reporting;
•risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•our ability to complete planned divestitures and other unexpected costs or expenses associated with dispositions;
•our ability to effectively execute our turnaround plan;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs and environmental remediation costs;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect intellectual property rights;
•significant increases in funding obligations related to our pension plans; and
•other factors listed from time to time in our filings with the SEC, including, but not limited to, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the unaudited condensed consolidated
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financial statements. As discussed above, the world is currently experiencing the global COVID-19 pandemic which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we have made our best estimates based upon current information, the effects of the COVID-19 pandemic on our business may result in future changes to management’s estimates and assumptions, especially if the severity worsens or duration lengthens. Actual results may differ materially from the estimates and assumptions developed by management. If so, the company may be subject to future incremental impairment charges as well as changes to recorded reserves and valuations.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
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NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net sales	$2,805	$2,689	4.3%	$10,589	$9,385	12.8%
Cost of products sold	1,970	1,805		7,293	6,306
Gross profit	835	884	(5.5)%	3,296	3,079	7.0%
Selling, general and administrative expenses	607	608	(0.2)%	2,274	2,189	3.9%
Restructuring costs, net	—	7		16	21
Impairment of goodwill, intangibles and other assets	60	21		60	1,503
Operating income (loss)	168	248	(32.3)%	946	(634)	NM
Non-operating expenses:
Interest expense, net	59	69		256	274
Loss on extinguishment of debt	5	20		5	20
Other (income) expense, net	(5)	58		(8)	78
Income (loss) before income taxes	109	101	7.9%	693	(1,006)	NM
Income tax provision (benefit)	13	(26)		121	(236)
Net income (loss)	$96	$127	(24.4)%	$572	$(770)	NM

Weighted average common shares outstanding:
Basic	425.5	424.3		425.3	424.1
Diluted	428.3	426.2		428.0	424.1
Earnings (loss) per share:
Basic	$0.23	$0.30		$1.34	$(1.82)
Diluted	$0.22	$0.30		$1.34	$(1.82)

Dividends per share	$0.23	$0.23		$0.92	$0.92

* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$440	$981
Accounts receivable, net	1,500	1,678
Inventories	1,997	1,638
Prepaid expenses and other current assets	325	331
Total current assets	4,262	4,628
Property, plant and equipment, net	1,204	1,176
Operating lease assets	558	530
Goodwill	3,504	3,553
Other intangible assets, net	3,370	3,564
Deferred income taxes	814	838
Other assets	467	411
TOTAL ASSETS	$14,179	$14,700
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,680	$1,526
Accrued compensation	270	236
Other accrued liabilities	1,364	1,393
Short-term debt and current portion of long-term debt	3	466
Total current liabilities	3,317	3,621
Long-term debt	4,883	5,141
Deferred income taxes	405	414
Operating lease liabilities	500	472
Other noncurrent liabilities	983	1,152
Total liabilities	10,088	10,800

Stockholders' equity
Total stockholders' equity attributable to parent	4,091	3,874
Total stockholders' equity attributable to noncontrolling interests	—	26
Total stockholders' equity	4,091	3,900
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,179	$14,700

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Twelve Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$572	$(770)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	325	357
Impairment of goodwill, intangibles and other assets	60	1,503
Deferred income taxes	(41)	(261)
Stock based compensation expense	52	41
Pension settlement charge	—	53
Loss on extinguishment of debt	5	20
Other, net	(6)	10
Changes in operating accounts:
Accounts receivable	130	168
Inventories	(396)	(29)
Accounts payable	177	415
Accrued liabilities and other	6	(75)
Net cash provided by operating activities	884	1,432
Cash flows from investing activities:
Capital expenditures	(289)	(259)
Proceeds from sale of divested businesses	—	16
Other investing activities	21	15
Net cash used in investing activities	(268)	(228)
Cash flows from financing activities:
Net payments of short-term debt	—	(26)
Net proceeds from issuance of debt	—	491
Payments on current portion of long-term debt	(698)	(305)
Payments on long-term debt	(6)	(320)
Debt extinguishment costs	(5)	(18)
Cash dividends	(394)	(392)
Acquisition of noncontrolling interests	(28)	—
Equity compensation activity and other, net	(12)	11
Net cash used in financing activities	(1,143)	(559)
Exchange rate effect on cash, cash equivalents and restricted cash	(17)	5
Increase (decrease) in cash, cash equivalents and restricted cash	(544)	650
Cash, cash equivalents and restricted cash at beginning of period	1,021	371
Cash, cash equivalents and restricted cash at end of period	$477	$1,021
Supplemental disclosures:
Restricted cash at beginning of period	$40	$22
Restricted cash at end of period	37	40

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended December 31, 2021
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs [1]	impairment [2]	other [3]	Normalized*
Net sales	$2,805	$—	$—	$—	$2,805
Cost of products sold	1,970	(9)	—	—	1,961
Gross profit	835	9	—	—	844
	29.8%				30.1%
Selling, general and administrative expenses	607	(3)	(19)	(20)	565
	21.6%				20.1%
Impairment of goodwill, intangibles and other assets	60	—	(60)	—	—
Operating income	168	12	79	20	279
	6.0%				9.9%
Non-operating expense	59	—	—	2	61
Income before income taxes	109	12	79	18	218
Income tax provision [4]	13	3	18	4	38
Net income	$96	$9	$61	$14	$180

Diluted earnings per share **	$0.22	$0.02	$0.14	$0.03	$0.42

* Normalized results are financial measures that are not in accordance with GAAP and include the above normalization adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 428.3 million shares for the three months ended December 31, 2021.
Totals may not add due to rounding.

[1] Restructuring and restructuring-related costs of $12 million.
[2] Acquisition amortization costs of $19 million and $60 million of non-cash impairment for indefinite-lived intangible assets in the Commercial Solutions and Learning and Development segments.
[3] Other charges of $18 million related to completed divestitures; $5 million loss on debt extinguishment; $2 million primarily related to fees for certain legal proceedings; $6 million of gain on disposition of businesses and $1 million of gain due to change in fair market value of investments.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended December 31, 2020
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs [1]	impairment [2]	other [3]	Normalized*
Net sales	$2,689	$—	$—	$—	$2,689
Cost of products sold	1,805	(1)	—	(1)	1,803
Gross profit	884	1	—	1	886
	32.9%				32.9%
Selling, general and administrative expenses	608	(4)	(20)	(5)	579
	22.6%				21.5%
Restructuring costs, net	7	(7)	—	—	—
Impairment of goodwill, intangibles and other assets	21	—	(21)	—	—
Operating income	248	12	41	6	307
	9.2%				11.4%
Non-operating (income) expense	147	—	—	(72)	75
Income before income taxes	101	12	41	78	232
Income tax provision (benefit) [4]	(26)	1	5	14	(6)
Net income	$127	$11	$36	$64	$238

Diluted earnings per share **	$0.30	$0.03	$0.08	$0.15	$0.56

* Normalized results are financial measures that are not in accordance with GAAP and include the above normalization adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 426.2 million shares for the three months ended December 31, 2020.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $12 million.
[2] Acquisition amortization costs of $20 million; $21 million non-cash impairment charges primarily related to an indefinite-lived intangible asset in the Learning and Development segment.
[3] Pension settlement charge of $52 million; $20 million of debt extinguishment cost; $4 million of fees for certain legal proceedings; $2 million related to Argentina hyperinflationary adjustment; divestiture costs of $1 million primarily related to completed divestitures and a gain of $1 million from change in fair value of investments.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Twelve Months Ended December 31, 2021
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs [1]	impairment [2]	other [3]	Normalized*
Net sales	$10,589	$—	$—	$—	$10,589
Cost of products sold	7,293	(22)	—	(2)	7,269
Gross profit	3,296	22	—	2	3,320
	31.1%				31.4%
Selling, general and administrative expenses	2,274	(8)	(78)	(35)	2,153
	21.5%				20.3%
Restructuring costs, net	16	(16)	—	—	—
Impairment of goodwill, intangibles and other assets	60	—	(60)	—	—
Operating income	946	46	138	37	1,167
	8.9%				11.0%
Non-operating (income) expense	253	—	—	(2)	251
Income before income taxes	693	46	138	39	916
Income tax provision (benefit) [4]	121	10	30	(23)	138
Net income	$572	$36	$108	$62	$778

Diluted earnings per share **	$1.34	$0.08	$0.25	$0.14	$1.82
* Normalized results are financial measures that are not in accordance with GAAP and include the above normalization adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 428.0 million shares for the twelve months ended December 31, 2021.
Totals may not add due to rounding.

[1] Restructuring and restructuring-related costs of $46 million.
[2] Acquisition amortization costs of $78 million and $60 million of non-cash impairment charges for indefinite-lived intangible assets in the Commercial Solutions and Learning and Development segments.
[3] Other charges of $21 million related to completed divestitures; $14 million primarily related to fees for certain legal proceedings; $5 million loss on debt extinguishment; $5 million related to Argentina hyperinflationary adjustment; $4 million gain on disposition of businesses and $2 million of gain due to change in fair market value of investments.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Twelve Months Ended December 31, 2020
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs [1]	impairment [2]	other [3]	Normalized*
Net sales	$9,385	$—	$—	$—	$9,385
Cost of products sold	6,306	(4)	—	(6)	6,296
Gross profit	3,079	4	—	6	3,089
	32.8%				32.9%
Selling, general and administrative expenses	2,189	(19)	(99)	(20)	2,051
	23.3%				21.9%
Restructuring costs, net	21	(21)	—	—	—
Impairment of goodwill, intangibles and other assets	1,503	—	(1,503)	—	—
Operating income (loss)	(634)	44	1,602	26	1,038
	(6.8)%				11.1%
Non-operating (income) expense	372	1	—	(85)	288
Income (loss) before income taxes	(1,006)	43	1,602	111	750
Income tax provision (benefit) [4]	(236)	6	243	(23)	(10)
Net income (loss)	$(770)	$37	$1,359	$134	$760

Diluted earnings (loss) per share **	$(1.82)	$0.09	$3.20	$0.32	$1.79

* Normalized results are financial measures that are not in accordance with GAAP and include the above normalization adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 425.2 million shares for the twelve months ended December 31, 2020.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $43 million.
[2] Acquisition amortization costs of $99 million; approximately $1.5 billion of non-cash impairment charges for goodwill, other intangible assets, operating right of use assets and other assets.
[3] Pension settlement charge of $53 million; $20 million of debt extinguishment cost; $16 million of fees for certain legal proceedings; $9 million loss related to the sale of a product line in the Learning and Develoment segment; $7 million related to Argentina hyperinflationary adjustment; divestiture costs of $4 million primarily related to completed divestitures and $2 million due to a product recall. Includes income tax expense of $53 million for a reduction in valuation allowance related to integration of certain U.S. operations, partially offset by $47 million of deferred tax effects associated with certain outside basis difference, $20 million related to change in tax status of certain entities and $5 million of effects of adopting the Coronavirus Aid, Relief and Economic Security (“CARES”) Act.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended December 31, 2021						Three Months Ended December 31, 2020						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Normalized	Operating	Operating		Operating	Operating	Normalized	Operating	Operating	Net Sales		Operating Income (Loss)
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2]	Income (Loss)	Margin	$	%	$	%
COMMERCIAL SOLUTIONS	$503	$12	2.4%	$36	$48	9.5%	$498	$61	12.2%	$5	$66	13.3%	$5	1.0%	$(18)	(27.3)%
HOME APPLIANCES	541	35	6.5%	6	41	7.6%	518	36	6.9%	2	38	7.3%	23	4.4%	3	7.9%
HOME SOLUTIONS	759	124	16.3%	9	133	17.5%	754	147	19.5%	18	165	21.9%	5	0.7%	(32)	(19.4)%
LEARNING AND DEVELOPMENT	698	72	10.3%	31	103	14.8%	670	71	10.6%	23	94	14.0%	28	4.2%	9	9.6%
OUTDOOR AND RECREATION	304	(1)	(0.3)%	9	8	2.6%	249	(9)	(3.6)%	4	(5)	(2.0)%	55	22.1%	13	NM
CORPORATE	—	(74)	—%	20	(54)	—%	—	(58)	—%	7	(51)	—%	—	—%	(3)	(5.9)%
	$2,805	$168	6.0%	$111	$279	9.9%	$2,689	$248	9.2%	$59	$307	11.4%	$116	4.3%	$(28)	(9.1)%
*NM - NOT MEANINGFUL

[1]The three months ended December 31, 2021 normalized items consist of $60 million of non-cash impairment charges for indefinite-lived intangible assets in the Commercial Solutions and Learning and Development segments; $19 million of acquisition amortization costs; $12 million of restructuring and restructuring-related charges; $18 million of costs related to completed divestitures and $2 million of fees for certain legal proceedings.
[2]The three months ended December 31, 2020 normalized items consists of $21 million of non-cash impairment charge primarily related to an indefinite-lived intangible asset in the Learning and Development segment; $20 million of acquisition amortization costs; $12 million of restructuring and restructuring-related charges; $4 million of fees for certain legal proceedings; $1 million of costs related to completed divestitures and $1 million related to Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Twelve Months Ended December 31, 2021						Twelve Months Ended December 31, 2020						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized Operating
		Operating	Operating	Normalized	Operating	Operating		Operating	Operating	Normalized	Operating	Operating	Net Sales		Income (Loss)
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2]	Income (Loss)	Margin	$	%	$	%
COMMERCIAL SOLUTIONS	$1,953	$123	6.3%	$46	$169	8.7%	$1,859	$(89)	(4.8)%	$339	$250	13.4%	$94	5.1%	$(81)	(32.4)%
HOME APPLIANCES	1,738	70	4.0%	22	92	5.3%	1,539	(238)	(15.5)%	298	60	3.9%	199	12.9%	32	53.3%
HOME SOLUTIONS	2,386	313	13.1%	46	359	15.0%	2,138	(2)	(0.1)%	370	368	17.2%	248	11.6%	(9)	(2.4)%
LEARNING AND DEVELOPMENT	3,028	594	19.6%	39	633	20.9%	2,557	359	14.0%	114	473	18.5%	471	18.4%	160	33.8%
OUTDOOR AND RECREATION	1,484	89	6.0%	25	114	7.7%	1,292	(420)	(32.5)%	509	89	6.9%	192	14.9%	25	28.1%
CORPORATE	—	(243)	—%	43	(200)	—%	—	(244)	—%	42	(202)	—%	—	—%	2	1.0%
	$10,589	$946	8.9%	$221	$1,167	11.0%	$9,385	$(634)	(6.8)%	$1,672	$1,038	11.1%	$1,204	12.8%	$129	12.4%

[1]The twelve months ended December 31, 2021 normalized items consist of $78 million of acquisition amortization costs; $60 million of non-cash impairment charges for indefinite-lived intangible assets in the Commercial Solutions and Learning and Development segments; $46 million of restructuring and restructuring-related charges; $21 million of costs related to completed divestitures; $14 million of fees for certain legal proceedings and $2 million related to Argentina hyperinflationary adjustment.
[2]The twelve months ended December 31, 2020 normalized items consists of $1.5 billion of impairment charges primarily for goodwill, intangible assets and other assets; $99 million of acquisition amortization costs; $44 million of restructuring and restructuring-related charges; $16 million fees for certain legal proceedings; $4 million Argentina hyperinflationary adjustment; $4 million of costs related to completed divestitures and $2 million related to a product recall.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended December 31, 2021				Twelve Months Ended December 31, 2021
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
COMMERCIAL SOLUTIONS	1.0%	—%	0.7%	1.7%	5.1%	—%	(0.7)%	4.4%
HOME APPLIANCES	4.4%	—%	1.2%	5.6%	12.9%	—%	(0.6)%	12.3%
HOME SOLUTIONS	0.7%	2.8%	(0.3)%	3.2%	11.6%	1.8%	(1.3)%	12.1%
LEARNING AND DEVELOPMENT	4.2%	0.2%	0.9%	5.3%	18.4%	0.9%	(1.0)%	18.3%
OUTDOOR AND RECREATION	22.1%	—%	1.8%	23.9%	14.9%	—%	(1.4)%	13.5%
TOTAL COMPANY	4.3%	0.8%	0.7%	5.8%	12.8%	0.6%	(0.9)%	12.5%
CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended December 31, 2021				Twelve Months Ended December 31, 2021
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
NORTH AMERICA	3.9%	1.2%	(0.2)%	4.9%	10.4%	0.9%	(0.4)%	10.9%
EUROPE, MIDDLE EAST, AFRICA	6.7%	—%	1.4%	8.1%	18.2%	—%	(5.5)%	12.7%
LATIN AMERICA	5.1%	—%	5.3%	10.4%	23.3%	—%	3.5%	26.8%
ASIA PACIFIC	2.0%	—%	2.8%	4.8%	16.0%	—%	(2.6)%	13.4%
TOTAL COMPANY	4.3%	0.8%	0.7%	5.8%	12.8%	0.6%	(0.9)%	12.5%

[1]"Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency.
[2]Divestitures include the exit of the North American distributorship of Uniball® products, current and prior period net sales from retail store closures (consistent with standard retail practice), disposition of the foamboards business and exit from Home Fragrance fundraising business.
[3]“Currency Impact” represents the effect of foreign currency on 2021 reported sales and is calculated by applying the 2020 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2021 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT TO NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	December 31, 2021		December 31, 2020
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$3		$466
Long-term debt	4,883		5,141
Gross debt	4,886		5,607
Less: Cash and cash equivalents	440		981
NET DEBT [1]	$4,446		$4,626

Net income (loss)	$572		$(770)
Normalized items [2]	206		1,530
NORMALIZED NET INCOME	778		760

Normalized income tax [3]	138		(10)
Interest expense, net	256		274
Normalized depreciation and amortization [4]	236		245
Stock-based compensation [5]	52		41
NORMALIZED EBITDA	$1,460		$1,310

NET DEBT TO NORMALIZED EBITDA LEVERAGE RATIO [6]	3.0	x	3.5	x

[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
[2]Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2021 and 2020 for further information and disclosures on normalized items excluded from income (loss) from continuing operations.
[3]Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2021 and 2020 for further information and disclosures on normalized items excluded from income tax provision (benefits).
[4]Normalized Depreciation and Amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2021, the following items: (a) acquisition amortization expense of $78 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $11 million associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2021 for further information. Normalized Depreciation and Amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2020, the following items: (a) acquisition amortization expense of $99 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $13 million associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2020 for further information.
[5]Represents non-cash expense associated with stock-based compensation.
[6]The Net Debt to Normalized EBITDA leverage ratio is defined as Net Debt divided by Normalized EBITDA. The Company's debt has certain financial covenants such as debt to equity ratio and interest coverage ratio; however the Net Debt to Normalized EBITDA leverage ratio is used by management as a liquidity measure and is not prescribed in the Company's debt covenants.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CORE SALES OUTLOOK

	Three Months Ending March 31, 2022			Twelve Months Ending December 31, 2022
Estimated net sales change (GAAP)	-2%	to	1%	-6%	to	-4%
Estimated currency impact, divestitures and exits, net [1]	~ 3% to 4%			~ 6%
Core sales change (NON-GAAP)	2%	to	4%	0%	to	2%

[1]“Currency Impact” represents the effect of foreign currency on 2022 estimated sales and is calculated by applying the 2021 average monthly exchange rates to the current year local currency sales amounts (excluding divestitures) and comparing to 2021 reported sales.